As filed with the Securities and Exchange Commission on June 21, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0245076
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
9 Parker, Suite 100
Irvine, CA 92618
(949) 470-4751
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Robert J. De Vaere
Chief Financial Officer
IDM Pharma, Inc.
9 Parker, Suite 100
Irvine, CA 92618
(949) 470-4751
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
L. Kay Chandler, Esq.
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, California 92121-9109
Tel: (858) 550-6000
Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-143058
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
‘CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
	Aggregate Offering	Registration Fee
Title of Class of Securities to be Registered	Price (1)	(2)
Common Stock, par value $0.01 per share	(3)	—
Preferred Stock, par value $0.01 per share	(3)	—
Debt Securities	(3)	—
Warrants	(3)	—
Units	(3)	—
Total	$6,000,000 (3)	$184.20

(1)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)	Calculated pursuant to Rule 457(o) under the Securities Act.
(3)	There is being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities, and such indeterminate number of units of the registrant as shall have an aggregate initial offering price not to exceed $6 million. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $6 million, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement. Any of the securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the securities being registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issuable upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of any warrants or pursuant to the antidilution provisions of any of such securities issued under this registration statement.

SIGNATURES
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 23.3

EXPLANATORY NOTE
     This registration statement is being filed to register an additional $6,000,000 worth of securities pursuant to Rule 462(b) of the Securities Act of 1933, as amended. In accordance with Rule 462(b), this registration statement incorporates by reference the contents of our registration statement on Form S-3 (File No. 333-143058) which was declared effective on June 8, 2007, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, other than the exhibits included herein.
     The required opinions and consents are listed on the Index to Exhibits attached to and filed with this registration statement.

i.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 21st day of June, 2007.

IDM Pharma, Inc.
By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	President and Chief Executive Officer (Principal Executive Officer)	June 21, 2007

/s/ Robert J. De Vaere Robert J. De Vaere	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2007

* Robert Beck, M.D.	Director	June 21, 2007

* Jean Deleage, Ph.D.	Director	June 21, 2007

* Donald Drakeman, Ph.D.	Director	June 21, 2007

* Sylvie Grégoire, Pharm.D.	Director	June 21, 2007

* Michael G. Grey	Director	June 21, 2007

* John P. McKearn, Ph.D.	Director	June 21, 2007

II-1.

Signature	Title	Date

* Edward E. Penhoet, Ph.D.	Director	June 21, 2007

* Jean-Loup Romet-Lemonne, M.D.	Director	June 21, 2007

By:	/s/ Robert J. De Vaere
Robert J. De Vaere
pursuant to power of attorney

II-2

INDEX TO EXHIBITS
Item 16. Exhibits

Exhibit Number	Description of Document

5.1	Opinion of Cooley Godward Kronish LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Cooley Godward Kronish LLP (included in Exhibit 5.1).
23.3	Consent of Ernst & Young Audit, Independent Registered Public Accounting Firm.